                                                                      Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE

                                                                   THREE MONTHS                       NINE MONTHS
                                                            9/30/99           9/30/98           9/30/99           9/30/98
                                                          -----------       -----------       -----------       -----------
              BASIC AND DILUTED

Loss before extraordinary gain applicable to common stock:

     Net (loss) before extraordinary gain                 $  (248,134)      $(3,219,598)      $  (504,850)      $(3,412,906)
     Deduct preferred stock dividends paid                    (31,830)          (31,830)          (95,490)          (95,490)
                                                          -----------       -----------       -----------       -----------

Net loss applicable to common stock before
  extraordinary gain                                      $  (279,964)      $(3,251,428)      $  (600,340)      $(3,508,396)

Weighted average number of common shares outstanding        6,407,748         5,355,499         6,199,369         5,223,351

LOSS PER SHARE BEFORE EXTRAORDINARY GAIN                  $     (0.04)      $     (0.61)      $     (0.10)      $     (0.67)
                                                          ===========       ===========       ===========       ===========

Extraordinary gain:

   Extraordinary gain                                     $ 4,089,465       $        --       $ 4,089,465       $        --

Weighted average number of common shares outstanding
                                                            6,407,748         5,355,499         6,199,369         5,223,351

EXTRAORDINARY GAIN                                        $      0.63       $        --       $      0.66       $        --
                                                          ===========       ===========       ===========       ===========

Net Income / (Loss)                                       $ 3,841,331       $(3,219,588)      $ 3,584,615       $(3,412,906)

   Deduct preferred dividends paid                            (31,830)          (31,830)          (95,490)          (95,490)
                                                          -----------       -----------       -----------       -----------

   Net income (loss) applicable to common shareholders    $ 3,809,501       $(3,251,428)      $ 3,489,125       $(3,508,396)

Weighted average number of common shares outstanding        6,407,748         5,355,499         6,199,369         5,223,351




EARNING (LOSS) PER SHARE - BASIC AND DILUTED              $      0.59       $     (0.61)      $      0.56       $     (0.67)
                                                          ===========       ===========       ===========       ===========


In accordance with FAS 128, potentially dilutive common shares are not included in a diluted earnings per share calculation since the result would be anti-dilutive on the loss before extraordinary items. As a result, basic and diluted earnings per share are the same. Potentially dilutive shares total 4,086,856 and 2,864,826 for the three months ended September 30, 1999 and 1998, respectively, and 4,086,856 and 2,912,770 for the nine months ended September 30, 1999 and 1998, respectively.